Exhibit 3.2

                            AMENDMENTS TO THE BY-LAWS
                      OF JOHNSON WORLDWIDE ASSOCIATES, INC.

                          (Amended as of June 24, 1996)

             The following sections were amended in their entirety to provide as follows:

                                  ARTICLE THREE

                                    Directors

             * * *


             3.02.     Number of Directorship Positions; Chairman of the
   Board.

             (a) Number of Directors. Except as otherwise provided in paragraph (c) of this Section 3.02, the number of directors of the corporation shall be six (6), or such other specific number as from time to time by resolution of the Board of Directors.

             * * *


             (d) Chairman of the Board. The Board of Directors may elect a director as the Chairman of the Board. The Chairman of the Board shall, when present, preside at all meetings of the shareholders and of the Board of Directors, may call meetings of the shareholders and the Board of Directors,shall be the Chairman of the Executive Committee, shall advise and counsel with the President, and shall perform such other duties as set forth in these bylaws and as determined by the Board of Directors. Except as provided in this paragraph (d), the Chairman shall be neither an officer nor an employee of the corporation (by virtue of his election and service as Chairman of the Board) and may use the title Chairman or Chairman of the Board interchangeably. During the absence or disability of the President, or while that office is vacant, the Chairman shall exercise all of the powers and discharge all of the duties of the President.

             * * *

                                  ARTICLE FIVE

                                    Officers

             * * *


             5.07. The President. The President shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He shall, when present, in the absence of the Chairman of the Board, if any, preside at all meetings of the shareholders. In general he shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time. During the absence or disability of the President, or while that office is vacant, the Chairman of the Board shall exercise all of the powers and discharge all of the duties of the President. The Board of Directors may authorize the Chairman of the Board to appoint one or more officers or assistant officers to perform the duties of the President during the absence or disability of the President, or while that office is vacant.

             * * *